                                                                    Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:
Sarah LaLiberte
Aware, Inc.
781-687-0695
SARAHL@AWARE.COM


          AWARE, INC. APPOINTS KEITH FARRIS AS CHIEF FINANCIAL OFFICER



BEDFORD, MASS. - MAY 31, 2006 - Aware, Inc. (NASDAQ: AWRE), a worldwide leader and innovator of broadband intellectual property, today announced that Keith Farris has joined the company as vice president and chief financial officer. Previous CFO Rob Weiskopf is departing to pursue other interests.

Mr. Farris was most recently with Lojack Corporation where he was chief financial officer (2000-2006) during a period of rapid growth in revenues and profits. He brings over 25 years of experience in senior financial management positions at Lojack, Arkwright Inc. and Digital Equipment Corporation, and public accounting experience at the firm of Ernst & Young. Mr. Farris holds a BA in accounting and an MBA from Northeastern University and is a Certified Public Accountant.

Michael A. Tzannes, Aware's chief executive officer, said, "Keith is joining Aware at a time that the company's DSL and biometrics products have positioned us for revenue and earnings growth. His financial and management experience are welcomed additions to the Aware team. I also want to express my thanks to Rob for his contributions at Aware over the last several years. We all wish him the best for the future."

About Aware

Aware, Inc. designs, develops, licenses and markets DSL technologies that enable broadband communications over existing telephone networks. Its solutions, including splitterless G.lite, full-rate ADSL, ADSL2, ADSL2+, VDSL2, Bonded ADSL2+, Dr. DSL(R), StratiPHY(TM), StratiPHY-Bonded(TM), StratiPHY2+(TM), StratiPHY3(TM) and G.SHDSL, address central office as well as customer premise requirements. Aware is also a leading provider of standards-based biometric transaction and image compression software toolkits. More information can be found at HTTP://WWW.AWARE.COM.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings and the growth of the DSL market. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements. These factors include, but are not limited to: we have a unique business model, our quarterly results are difficult to predict, we depend on a limited number of licensees, we derive a significant amount of revenue from a small number of customers, we depend on equipment companies to incorporate our technology into their products, we face intense competition from other DSL vendors, DSL technology competes with other technologies for broadband access, and our business is subject to rapid technological change. We refer you to the documents Aware files from time to time with the Securities and Exchange Commission.

                                       ###

       DR. DSL, STRATIPHY, STRATIPHY2+, STRATIPHY3, AND STRATIPHY-BONDED ARE TRADEMARKS OR REGISTERED TRADEMARKS OF AWARE, INC.